Exhibit 99.1- Press Release


  [1-800-FLOWERS.COM, Inc. LOGO]




Investor Contact:                                  Media Contacts:
Joseph D. Pititto             Ken Young            Mike Rosen, Bratskeir and Co.
(516) 237-6131                (516) 237-6102       (212) 679-2233 (ext. 213)
E-mail:invest@1800flowers.com kyoung@1800flowers.com mrosen@bratskeir.com



HTML1DocumentEncodingwindows-12521-800-FLOWERS.COM(R) Reports Record Revenues of $134.1 Million, Up 8 Percent, For its Fiscal 2004 Third Quarter

o Online revenues grew 15.4 percent to $74.5 million o Net income increased 64.2 percent to $1.9 million or $0.03 per fully diluted share o Company attracted more than 700,000 new customers; Repeat customers represented 56.6 percent of combined online and telephonic orders

Westbury, NY, April 22, 2004 - 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today reported record revenues of $134.1 million for its fiscal 2004 third quarter ended March 28, 2004, representing an increase of 8.0 percent compared with revenues of $124.1 million in the prior year period. Online revenues increased 15.4 percent to $74.5 million compared with $64.6 million in the third quarter of fiscal
2003. Telephonic revenues declined 2.7 percent to $50.9 million compared with $52.3 million in the prior year period, reflecting the continued migration of customers to the Company's online sales channel.

For the quarter, the Company further reduced its operating expense ratio, achieving a 100 basis point improvement to 39.3 percent through a combination of increased revenues, cost efficient marketing programs and enhanced operating efficiencies. This improvement more than offset a decline of 30 basis points in gross profit margin to 40.8 percent, compared with 41.1 percent in the prior year period. The Company attributed the slightly lower gross profit margin primarily to product mix. Floral gifts, which carry a lower gross profit margin compared with non-floral gifts, represented 64.7 percent of combined online and telephonic sales, up from 61.9 percent in the prior year period.

As a result of the increased revenues and reduced operating expense ratio, the Company achieved net income for the quarter of $1.9 million, an increase of 64.2 percent compared with net income of $1.2 million in the prior year period. Earnings per fully diluted share for the quarter were $0.03 compared with $0.02 in the third quarter last year.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, "We achieved solid organic revenue growth during the quarter, despite the logistical challenges associated with the Saturday day placement of the Valentine's holiday. We saw particular strength in our online channels as well as a continuation of the strong growth in our floral gift category as customers were attracted to our unparalleled selection of floral gifts, our 100-percent satisfaction guarantee and the convenience of our same-day, any-day delivery capabilities."

McCann also noted that, "In addition to the strong demand for floral gifts, customer acceptance of our expanded gift offering continued to grow during the quarter, particularly in those non-floral gift categories that we have identified as having the highest growth potential for the future, including gift baskets, candy, gourmet gifts and plush stuffed animals."

During the quarter, the Company's strong brand recognition and cost-effective marketing programs enabled it to attract 707,000 new customers with approximately 64 percent coming online. Of the total of more than 1.6 million customers who placed orders during the period, 56.6 percent were repeat customers, an increase of 150 basis points from the prior year period. This reflects the Company's successful efforts, through all of its marketing and merchandising programs, to deepen and expand the relationships with its customers.

McCann noted that, "Looking forward, the current fiscal fourth quarter, which includes such traditional gift-giving occasions as Easter, Passover, Administrative Professional's Week, Mother's Day and Father's Day, is our second largest in terms of both revenue and profitability. We believe the positive trends that we have seen in our business throughout fiscal 2004 will continue during the quarter. These trends include organic revenue growth at what we believe is a solid, sustainable rate driven by double-digit growth in our online sales channel, and continued improvement in our operating expense ratio.

"These factors, combined with our strong gross profit margin, will enable us to grow our EPS for fiscal 2004 by more than 75 percent compared with last year. In addition, because of the low capital requirements inherent in our business model, we anticipate generating significant free cash flow and expect to finish the fiscal year with a cash and investment position of more than $100 million. Our strong balance sheet enables us to both grow our business organically and to pursue strategic acquisition opportunities. We remain focused on growing our business profitably and thereby building long-term shareholder value," he said.

About 1-800-FLOWERS.COM(R)

For more than 25 years, 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS) has been the leading innovator in the floral industry, taking the extra step to help people connect and express themselves quickly and easily with exquisite floral gifts crafted with care by renowned artisans and the nation's leading florists, as well as distinctive non-floral gifts appropriate for any occasion or sentiment. The Company provides gift solutions same day, any day, offering an unparalleled selection of flowers, plants, gourmet foods and confections, gift baskets and other impressive unique gifts. As always, satisfaction is guaranteed, and customer service is paramount with quick, convenient ordering options, fast and reliable delivery, and gift advisors always available. Customers can shop 1-800-FLOWERS.COM 24-hours a day, seven-days a week via the Internet (http://www.1800flowers.com); by calling 1-800-FLOWERS(R) (1-800-356-9377); or
by visiting a Company-operated or franchised store. The 1-800-FLOWERS.COM family of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1- 800-627-1712 or http://www.plowandhearth.com); premium popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or http://www.thepopcornfactory.com); gourmet foods from GreatFood.com(R) (http://www.greatfood.com); and children's gifts from HearthSong(R) (http://www.hearthsong.com) and Magic Cabin(R) (http://www.magiccabin.com). Special Note Regarding Forward-Looking Statements:

A number of statements contained in this press release, other than statements of historical fact, are forward-looking within the meaning of the Private
Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve solid, sustainable revenue growth; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to continue growing EPS and free cash flow; its ability to compete against existing and new competitors; its ability to manage expenses associated with necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; its ability to achieve its stated results guidance for fiscal 2004, and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.